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                                                                    EXHIBIT 10.2



                       AMENDED AND RESTATED LOAN AGREEMENT

         THIS AMENDED AND RESTATED AGREEMENT made as of this 22nd day of March, 2002, by and between LEVITT AND SONS, LLC, a Florida limited liability company (the "Borrower") and OHIO SAVINGS BANK, a federal savings bank with its principal office in Cleveland, Ohio (the "Bank").

                                    RECITALS:

         Borrower and Bank have previously entered into that certain Loan Agreement executed as of the 15th day of September, 2000 (the "Original Loan Agreement");

         The Borrower has requested Bank to make available to Borrower a revolving line of credit aggregating up to $7,500,000.00 and a line of credit for up to $1,000,000.00 for the purpose of issuing letters of credit, and the Bank is willing to make such credit facilities available to the Borrower by amending and restating in their entirety the terms and conditions of the Original Loan Agreement as hereinafter set forth and secured as provided in this Agreement.

         NOW, THEREFORE, the Borrower and the Bank agree as follows:

                                   ARTICLE 1
                         DEFINED TERMS; GENERAL MATTERS

         1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         Affiliate - any director or officer of Borrower or any Person who, directly, indirectly or beneficially, owns 5% or more of the capital stock of Borrower or any member of the immediate family of any such officer, director or stockholder, or any corporation or other entity which is controlled by, controls, or is under common control with the Borrower, including, without limitation, the Guarantor.

         Agreement - this Amended and Restated Loan Agreement.

         Applicable Laws - all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including, but not limited to, all applicable common law and equitable principles; all provisions of all applicable state and federal constitutions, statutes, rules, regulations and order of governmental bodies; and all orders, judgements and decrees of all courts and arbitrators.

         Bank - Ohio Savings Bank, a federal savings bank.

         Base Rate - One percent (1.00%) per annum over the Prime Rate, adjusted on the day of each increase or decrease in the Prime Rate.

         Borrower - Levitt and Sons, LLC, a Florida limited liability company.

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         Borrower's Report - the certificate or report of Borrower referred to in Section 2.1(c) of this Agreement.

         Business Day - a day, other than Saturday, Sunday, or days on which national banks located in Boca Raton, Florida are authorized by law to close.

         Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the direct or indirect acquisition of such assets by way of increased product or service charges, offset items or otherwise and the principal portion of payments with respect to Capitalized Lease Obligations.

         Capitalized Lease Obligations - any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.

         Closing Date - the date of this Agreement. The Closing Date is not necessarily the date of initial funding of the Loan and the execution and delivery of this Agreement and acceptance hereof shall not be deemed waiver by Bank of any of the conditions to lending set forth in Article III hereof.

         Collateral - all of Guarantor's right, title, and interest in and to 100% of the limited liability company interests in Borrower now owned or hereafter acquired upon which a Lien has been or is purported or intended to have been granted to the Bank under any of the Loan Documents.

         Commitment Period - shall mean that period during which Bank is obligated to make advances under the Loan hereunder, as provided in Section 2.1 hereof. The Commitment Period shall commence upon satisfaction of the conditions to lending set forth in Article III and shall continue until the Maturity Date (as may be extended), unless sooner terminated according to the provisions hereof.

         Debt - the sum of (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) Capitalized Lease Obligations, (iii) all other items which in accordance with GAAP would be included in determining total liabilities as shown on a balance sheet of a Person as at the date as of which Debt is to be determined.

         Default Rate - the rate of interest at which the Obligations are to bear interest after default by Borrower or the occurrence of an Event of Default, which rate shall equal five percent (5%) in excess of the Base Rate, calculated daily and computed on the actual days elapsed over a year of 360 days (unless reference to a 365 or a 366-day year is necessary in order not to exceed the highest rate permitted by Applicable Law), said rate to change as and when the Base Rate changes.


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         Environmental Regulations - all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to the environment or to public health, safety and environmental matters, or petroleum products, or radon radiation, or oil or hazardous substances, including, but not limited to, the Resource Conversation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Clean Water Act, the Clean Air Act, the River and Harbor Act, the Water Pollution Control Act, the Marine Protection Research and Sanctuaries Act, the Deep Water Port Act, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act of 1986, the Federal Insecticide, Fungicide and Rodenticide Act, the Mineral Lands and Leasing Act, the Surface Mining Control and Reclamation Act, the Oil Pollution Act of 1990, state and federal superlien and environmental cleanup programs and laws, U.S. Department Transportation regulations, laws regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks, and all similar state, federal and local laws and regulations.

         Event of Default - any one of the events enumerated in Section 9.1 hereof.

         GAAP - generally accepted accounting principles in the United States of America in effect from time to time consistently applied.

         Guarantor - Levitt Companies, LLC, a Florida limited liability company.

         Letter or Letters of Credit - one or more stand-by letters of credit issued by Bank for the account of Borrower and for the benefit of certain third parties.

         Lien - any encumbrance in property (real, personal or mixed, and tangible or intangible) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest, security title or Lien arising from a security agreement, mortgage, deed of trust, deed to secure debt, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

         Loan or Loans - the Revolving Loan and the LOC Loan evidenced by the Revolving Note and the LOC Note, respectively (and any substitutions therefor, extensions thereof, or renewals thereof).

         Loan Commitment - that certain Loan Commitment between Bank and Borrower dated as of July 5, 2000, as may be amended.

         Loan Documents - this Agreement, the Notes, the guaranty agreement of Guarantor, and each and every mortgage, deed of trust, guarantee, reimbursement agreement, credit agreement, loan agreement, note, security agreement, financing statement or other instrument executed and delivered to evidence the Loans or any other Obligation, to constitute collateral for the Loans or


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any other Obligation, or to evidence security for the Loans or any other
Obligation, and any and all other agreements, instruments, and documents heretofore, now or hereafter, executed by Borrower or Guarantor and delivered to Bank in respect to the transactions contemplated by this Agreement.

         Loan Year - each twelve (12) month period commencing with the date of the Closing Date and on each anniversary thereof.

         LOC Loan - the line of credit established for the benefit of Borrower in a principal amount up to One Million Dollars ($1,000,000.00) as described in
Section 2.1(a)(ii) of this Agreement.

         LOC Loan Account - the loan account established on the books of Bank pursuant to Section 2.3(b) hereof.

         LOC Note - the promissory note given to the Bank by Borrower evidencing the LOC Loan.

         Maturity Date - September 15, 2003, as may be extended pursuant to this Agreement.

         Maximum Rate - the maximum non-usurious rate of interest permitted by Applicable Law that any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent permitted by Applicable Law, under such Applicable Laws that may hereafter be in effect and which allow a higher maximum non-usurious interest rate than Applicable Laws now allow. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

         Maximum LOC Principal Amount - either (i) One Million Dollars ($1,000,000.00), or, (ii) if Overadvances have been made by the Bank to or on behalf of the Borrower which have not yet been repaid, One Million Dollars ($1,000,000.00) plus the amount of such Overadvances which have not yet been repaid.

         Maximum Revolving Principal Amount - either (i) Seven Million Five Hundred Thousand Dollars ($7,500,000.00), or, (ii) if Overadvances have been made by the Bank to or on behalf of the Borrower which have not yet been repaid, Seven Million Five Hundred Thousand Dollars ($7,500,000.00) plus the amount of such Overadvances which have not yet been repaid.

         Notes - the Revolving Note, the LOC Note, and each other promissory note executed and delivered by Borrower to Bank evidencing all or part of the Loans (and any substitutions therefor, extensions thereof, or renewals thereof).

         Obligations - the Loans and all other advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Bank of any kind or nature, pursuant to the Loan, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement or any of the other Loan Documents or


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otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however evidenced or acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Loan Documents and all rights Bank may at any time or times have to reimbursement in connection with any letter of credit or guaranty issued for Borrower's benefit. It is the intent of the parties that the term "Obligations" does not refer to other loans now or hereafter existing between Borrower (or its subsidiaries) and Bank.

         Overadvance - an advance by Bank hereunder or under any Notes when an Overadvance Condition exists or would result from the making of such advance.

         Overadvance Condition - at any date, a condition such that the outstanding principal amount of the applicable Loan on such date exceeds the Maximum Revolving Principal Amount, with respect to the Revolving Loan, or the Maximum LOC Principal Amount, with respect to the LOC Loan.

         Permitted Liens - any Lien of a kind specified in Section 7.2 of this Agreement.

         Person - an individual, partnership, corporation, joint stock company, firm, land trust, business trust, limited liability company, limited liability partnership, unincorporated organization, or other business entity, or a government or agency or political subdivision thereof.

         Prime Rate - the rate designated as the "Prime Rate" in the "Money Rates" table published each business day in the Midwest edition of the Wall Street Journal. If such rate is unavailable at any time, the Bank shall select a new index or other appropriate measure as a basis for setting the interest rate in lieu thereof. The Prime Rate might or might not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

         Revolving Loan - the line of credit established for the benefit of Borrower in a principal amount up to Seven Million Five Hundred Thousand Dollars ($7,500,000.00) as described in Section 2.1(a)(i) of this Agreement.

         Revolving Loan Account - the loan account established on the books of Bank pursuant to Section 2.3(a) hereof.

         Revolving Note - the promissory note given to the Bank by Borrower evidencing the Revolving Loan.

         Solvent - as to any Person, means such Person (i) owns property, real, personal, and mixed, whose aggregate fair saleable value is greater than the amount required to pay all of such Person's Debt (including contingent debts), and (ii) is able to pay all of its Debt as such Debt matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.


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         Subordinated Debt - any Debt of the Borrower owed to one or more of the
Guarantors or to any Affiliate and which is fully subordinated to the Loan (including principal, interest, and agreed charges) in a manner satisfactory to the Bank (which may be either according to its terms or by separate agreement).

         Subsidiary - any corporate entity or partnership, or other business entity, a controlling interest of which is owned by the Borrower.

         Tangible Net Worth - the consolidated member's equity of Borrower (i) less the book value of all intangibles, such as goodwill, patents, trademarks and other similar intangibles, as determined in accordance with GAAP after deduction of all applicable reserves (ii) less all amounts due from Guarantor and Affiliates of Borrower and (iii) plus all amounts due to Guarantor and Affiliates of Borrower (specifically and expressly excluding Debt of the Borrower and its Subsidiaries to BankAtlantic, FSB or BankAtlantic Bancorp obtained in the ordinary course of and pursuant to the reasonable requirements of the land acquisition, real estate ownership, investments, lending, leasing, operation or development, land development, homebuilding and other real estate related businesses now or hereinafter conducted by the Borrower and/or its Subsidiaries (collectively "Authorized Business"), including without limitation, any loans for letters of credit issued in connection with the acquisition or development of land or the construction of dwelling units thereon), including the loans identified on Schedule 1.1.

         1.2 Accounting Terms. All accounting terms used herein shall be construed in accordance with GAAP.

         1.3 Interpretation. The terms "herein", "hereof', and "hereunder", and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronouns used shall be deemed to cover all genders. Whenever the singular or plural number is used herein, it shall equally include the other. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

         1.4 Uniform Commercial Code. All other terms contained in this Agreement shall, unless otherwise defined herein or unless the context otherwise indicates, have the meanings provided for by the Uniform Commercial Code of the State of Florida.

         1.5 Effect on Prior Documents. This Agreement amends and restates in its entirety the terms, conditions and provisions of the Original Loan Agreement, and to the extent of any conflict between this Agreement and any of the loan documents executed in connection with the Original Loan Agreement (all of which are being amended and restated in connection with this Agreement), the terms, conditions and provisions of this Agreement shall govern and control.


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                                   ARTICLE 2
                                   THE LOANS

         2.1      Loans.

                  (a) Subject to all terms set forth herein but only during the Commitment Period and for so long as no Event of Default exists, Bank agrees, from time to time and on the terms hereinafter set forth:

                           (i)      to loan to Borrower, when requested by
Borrower, principal amounts with the outstanding principal balance not to exceed Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000.00) (the "Revolving Loan"). Within the aforesaid limit, the Borrower may borrow, make payments, and reborrow under this Agreement, subject to the provisions hereof.

                           (ii)     to issue Letters of Credit for the benefit
of Borrower, when requested by Borrower, the aggregate amount of which Letters of Credit shall not exceed One Million Dollars ($1,000,000.00) (the "LOC Loan"). Within the aforesaid limit, the Borrower may direct Bank to issue Letters of Credit, and upon expiration of any Letters of Credit, direct Bank to issue additional Letters of Credit, subject to the provisions hereof, provided that at no time during the Commitment Period or at any time thereafter shall the aggregate amount of such non-expired Letters of Credit outstanding exceed One Million Dollars ($1,000,000.00). To the extent that any Letter of Credit is drawn upon, such monies shall be deemed advanced under the LOC Note.

                  (b) The obligation to repay the Loans shall be evidenced by the Notes payable to the order of the Bank and maturing upon the earlier to occur of an Event of Default or the expiration of the Commitment Period. Amounts due under the Notes and otherwise under this Agreement and under the Loan Documents shall be reflected in the Loan Account.

                  (c) Bank may, in its sole discretion, require that each advance made under the Revolving Loan, and each Letter of Credit issued under the LOC Loan, be effected by Borrower's submitting (and the Bank's receiving) a Borrower's Report in such form as may be reasonably requested by Bank from time to time at least one (1) banking day prior to the date Borrower desires the advance to be made and at least two (2) banking days prior to the date Borrower desires the Letter of Credit to be issued. Bank shall, if all the terms and provisions of this Agreement have been met, including, without limitation, the absence of an Event of Default hereunder, make such advances or issue such Letters of Credit. Each such Borrower's Report shall be signed by an officer or employee of Borrower authorized by Borrower to execute such reports, whose name(s) shall be included in a certificate furnished to the Bank.

                  (d) At its discretion, Bank may make advances to Borrower under the Revolving Loan without specific request by automatic advance based on availability in accordance with procedures established by Bank. In addition, as an accommodation to Borrower, Bank may permit telephonic requests for loans and electronic transmittal of instructions, authorizations, agreements or reports to Bank by Borrower. Unless Borrower specifically directs


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Bank in writing not to accept or act upon telephonic or electronic communications from Borrower, Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Bank telephonically or electronically and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the authority of the person sending it.

                  (e) If the outstanding principal amount of the Revolving Loan exceeds the Maximum Revolving Principal Amount at any time during the Commitment Period, or if the outstanding principal balance of the LOC Loan exceeds the Maximum LOC Principal Amount at any time during the Commitment Period, the Borrower shall immediately pay the Bank an amount equal to such excess as a payment on the principal amount of the Revolving Loan or the LOC Loan, as applicable. Without limiting the foregoing, which provision may be enforced by Bank at any time and which provision, as well as the other provisions hereof, may not under any circumstance be waived or altered by a course of dealing or otherwise, insofar as Borrower may request and Bank may be willing in its sole and absolute discretion to make Overadvances, Bank shall enter such Overadvances as debits in the Revolving Loan Account or LOC Loan Account, as applicable. All Overadvances shall be payable on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Loans generally. Bank may in its sole discretion honor any request (or deemed request) for an advance even though an Overadvance Condition then exists, or would exist with the making of such advance, and without regard to the existence of, and without waiving, any default or Event of Default.

                  (f) Each borrowing under the Revolving Loan shall be effected by crediting the amount thereof to the regular checking account of Borrower maintained with the Bank or with another bank approved by the Bank (recognizing that BankAtlantic, FSB, Comerica Bank and Bank of America are approved by Bank).

                  (g) The principal amount of the Revolving Loan and the LOC Note outstanding from time to time hereunder shall bear interest at the Base Rate. Interest shall be paid to Bank on the amount of the Revolving Loan and the LOC Note outstanding and shall be payable monthly in arrears on the first day of each month beginning with April 1, 2002, and continuing on the same day of each month thereafter through and until such time as there remains no unpaid principal balance on the amounts advanced to the Borrower under the applicable Loan. The applicable interest rate on the Loans shall change as and when the Base Rate changes from time to time. Interest shall be calculated based on a 360 day year (i.e., computed on the actual number of days elapsed over a year of 360 days unless reference to a 365 or a 366-day year is necessary in order not to exceed the highest rate permitted by Applicable Law). From and after the occurrence of an Event of Default until the Event of Default is cured, the principal amount of both Loans outstanding from time to time shall, subject to the provisions of the following subsection, bear interest at the Default Rate. Additionally, for each payment due pursuant to this Agreement which is more than ten (10) calendar days overdue, Bank may charge a fee (the "Late Charge") equal to five percent (5%) of each overdue payment to reimburse Bank for the extra expense involved in handling delinquent payments.


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                  (h)      Borrower acknowledges and agrees that the provisions
herein and in the Notes relating to the Default Rate and the Late Charge represent a fair and reasonable estimate by Borrower and Bank of a fair average compensation for the loss that may be sustained by Bank due to the failure of Borrower to make timely payments with respect to the Obligations and for the cost and expenses that may be incurred by Bank by reason of the occurrence of an Event of Default, the parties recognizing that the damages caused by such extra administrative expenses and loss of the use of funds is impracticable or extremely difficult to ascertain or estimate. Interest at the Default Rate shall be paid without prejudice to the rights of Bank to collect any other amounts provided to be paid hereunder.

                  (i)      Additional Conditions to the LOC Loan.

                           (a)      Form of and Expiry Dates of Letters of
Credit. Each Letter of Credit shall be in the form customarily issued by Bank without modification. Each Letter of Credit shall be issued for a term not to exceed one year with provisions for renewal at the option of Bank. Notwithstanding anything contained in the immediately preceding sentence to the contrary, under no circumstances shall the ultimate expiry date of any Letter of Credit extend beyond the last day of the Commitment Period, as may be extended pursuant to the terms of this Agreement.

                           (b)      Evidence of Indebtedness of LOC Loan.
Simultaneously with the execution of this Agreement, Borrower has executed the LOC Note, which LOC Note shall evidence the indebtedness of the LOC Loan. If any funds are drawn under any Letter of Credit, such funding shall automatically be an advance to Borrower under the LOC Note made on Borrower's account directly to Bank, and until such time as such funds so advanced are repaid by Borrower to Bank in full, such advances shall accrue interest at the rate and in the manner more particularly set forth in Section 2.1(g) hereof. Borrower understands, acknowledges and agrees that, as more fully set forth in the LOC Note, any language contained in a Letter of Credit application or other documentation relating to evidencing the indebtedness under the LOC Loan or any Letter of Credit that would be drawn upon is evidencing the same indebtedness as the LOC Note and under no circumstances shall any LOC application or related documentation evidence any new or additional indebtedness whatsoever.

                           (c)      Conditions Precedent to the Issuance of
Letter of Credit. Prior to Bank issuing a Letter of Credit, the following conditions precedent shall be satisfied in full as determined by Bank:

                                    (1)      No Event of Default shall exist;

                                    (2)      Borrower shall execute and have
timely delivered a Borrower's Report and any and all other documents required by Bank in connection with issuing the applicable Letter of Credit;

                                    (3)      Borrower shall pay to Bank in cash
a fee for each Letter of Credit an amount equal to Fifty Dollars ($50.00) plus one percent (1%) of the face amount of such Letter of Credit, provided that such fee shall in no event be less than $150, and further


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provided that such fee shall be paid in advance for each year or portion of a year during which each Letter of Credit shall be in effect. Additionally, Borrower shall pay all issuance fees, renewal fees, amendment fees and application fees upon the issuance, renewal or amendment, as applicable, of each Letter of Credit.

                                    (4)      Each of the other documents,
certificates and instruments required under this Agreement shall have been executed and delivered to Bank.

                                    (5)      All other conditions precedent
applicable (as determined by Bank) to the issuance of a Letter of Credit shall have been satisfied in full.

Notwithstanding anything to the contrary contained in this Agreement, in the event that the aggregate face value of the outstanding and unexpired Letters of Credit (the "Aggregate LOC Amount") exceeds the Maximum LOC Principal Amount or, if issuing such Letter of Credit would cause the Aggregate LOC Amount to exceed the Maximum LOC Principal Amount, the Bank shall not be obligated to issue such Letter of Credit.

                  (d) Update of Representations and Warranties. Each request by Borrower for the issuance of a Letter of Credit shall constitute a new and independent representation and warranty to Bank with respect to all of the matters set forth in this Agreement as of the date of each such request.

         2.2 Loan Fee. Borrower shall pay to Bank a loan fee of $25,000.00 (the "Loan Fee"), which shall be deemed fully earned at the closing of the transactions contemplated hereby, and shall not be subject to rebate except as may be required by any Applicable Law. In addition to the Loan Fee, the Borrower shall pay each quarter in arrears (as set forth below) to Bank a quarterly loan fee as a percentage of the unused balance of the Revolving Loan (the "Quarterly Revolving Loan Fee"). The Quarterly Revolving Loan Fee shall be calculated by multiplying .000625 by the difference between the Maximum Revolving Principal Amount and the average daily closing balance of the Revolving Loan Account for the preceding three (3) months. In addition to the Loan Fee and the Quarterly Revolving Loan Fee, the Borrower shall pay each quarter in arrears (as set forth below) to Bank a quarterly loan fee as a percentage of the unused or unissued balance of the LOC Loan (the "Quarterly LOC Loan Fee"). The Quarterly LOC Loan Fee shall be calculated by multiplying .000625 by the difference between the Maximum LOC Principal Amount and the average daily closing balance of the LOC Loan Account for the preceding three (3) months. The Loan Fee, the Quarterly Revolving Loan Fee, the Quarterly LOC Loan Fee, and the Annual Loan Fee (as defined in Section 2.10) shall compensate Bank for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Agreement, including, but not limited to, administrative, general overhead and lost opportunity costs, but not including any out-of-pocket or other expenses for which Borrower has agreed to reimburse Bank pursuant to the Loan Commitment.

         2.3      Loan Accounts.

                  (a) Bank shall enter disbursements with respect to the Revolving Loan hereunder or under the Revolving Note as debits to the Revolving Loan Account and shall also record in


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the Revolving Loan Account all payments made by Borrower with respect to the
Revolving Loan and any proceeds of Collateral which are finally paid to Bank, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower hereunder with respect to the Revolving Loan.

                  (b) Bank shall enter disbursements with respect to the LOC Loan hereunder or under the LOC Note as debits to the LOC Loan Account and shall also record in the LOC Loan Account all payments made by Borrower with respect to the LOC Loan and any proceeds of Collateral which are finally paid to Bank, and may record therein, in accordance with customary accounting practice, all charges and expenses properly chargeable to Borrower hereunder with respect to the LOC Loan.

         2.4 Prepayment. Borrower shall have the right to prepay the indebtedness, in whole or in part, at any time.

         2.5 Term. This Agreement shall remain in force and effect until the Loans and the Obligations, and any renewals or extensions, and all interest thereon and costs provided for herein with regard to either of them, have been indefeasibly paid or satisfied in full and until the Bank has no further obligation to advance funds to the Borrower hereunder. Subject to the foregoing sentence, Borrower shall have the right to terminate this Agreement prior to expiration of the Commitment Period upon payment of all outstanding principal, accrued interest and other charges owing under the terms of this Agreement. The indemnities provided for in Article X shall survive the payment in full of the Loans and the Obligations and the termination of this Agreement.

         2.6 Use of Proceeds. Borrower and its subsidiaries shall use the proceeds of the Revolving Loan and the line of credit available under the LOC Loan for the following purposes and no other: to facilitate their working capital needs in their land acquisition, land development, homebuilding and other real estate related businesses.

         2.7 Payments. All sums paid to the Bank by Borrower hereunder shall be paid directly to the Bank in immediately available funds no later than 3:00 p.m., Boca Raton, Florida time on the date on which payment is due, except if such date is not a Business Day such payment shall then be due on the first Business Day after such date, but interest shall continue to accrue until the date payment is received. Any payment received after 3:00 p.m. Boca Raton, Florida time shall be deemed to have been received on the immediately following Business Day for all purposes, including, without limitation, the accrual of interest on principal. The Bank shall send Borrower, if and when reasonably requested by Borrower, statements of all amounts due hereunder, which statements shall be considered correct and presumptively binding on the Borrower unless the Borrower notifies the Bank to the contrary within ten (10) days of its receipt of any statement which it deems to be incorrect. The Bank may, in its sole discretion, (a) charge against any deposit account of the Borrower all or any part of any amount due hereunder, including, without limitation, the fees and expenses of the Bank to be paid by Borrower as provided for in Sections 11.1 through 11.3 of this Agreement, and any commitment or servicing fee due the Bank, and (b) advance to Borrower, and charge to the Revolving Loan, a sum sufficient each month to pay all interest accrued on the Loans and fees and expenses due under this Agreement, including, without limitation, the fees and expenses of the Bank to be paid by Borrower as provided for in Sections 11.1 through 11.3 of this Agreement, and any commitment or servicing fee due the Bank, during or for the immediately preceding month or any month prior. Borrower shall be deemed to have requested an advance under the Loans upon the occurrence of an overdraft in any of Borrower's checking accounts maintained with the Bank or another bank owned by Bank.

         2.8 Application of Payments. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Bank from or on behalf of Borrower or from any of the Collateral, and Borrower does hereby irrevocably agree that Bank shall have the continuing exclusive right to apply such payments and collections received at any time or times hereafter by Bank or its agent against the Obligations, in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. If for any reason a credit balance exists in the applicable Loan Account, such credit balance shall not accrue interest in favor of Borrower but shall be available to Borrower at any time or times for so long as no Event of Default exists.

         2.9 Limitations. The Loans shall, notwithstanding any course of dealing or conduct on the part of the parties hereto, or any other covenants or undertakings of the parties hereunder, be fully due and payable without further notice or demand from Bank upon the expiration of the Commitment Period. Time is of the essence of this Agreement.

         2.10 Renewal. On or before June 30 of each calendar year (other than the year of the Maturity Date, as may be extended), Bank will review its financing commitment pursuant to the terms of this Agreement, and may, at its sole discretion, offer to Borrower the option to extend the term of both of the Loans for a one (1) year period. On or before June 30 of each calendar year (other than the year of the Maturity Date, as may be extended), if Borrower desires to renew the Loans but reduce the amount of either Loan, Borrower shall deliver written notice to the Bank to such effect. Upon approval by the Bank of an extension of the Loans pursuant to this Section 2.10, the Borrower will pay to Bank a renewal fee for such year equal to one quarter of one percent (0.25%) of the combined principal amounts of the Notes evidencing the Loans (the "Annual Loan Fee"), as well as all costs and expenses incurred by Bank in connection with such renewal, including without limitation, legal expenses of the Bank's attorneys. As a result of such renewal, the Maturity Date will be extended by one year, and the terms of this Section 2.10 shall apply to the extended Maturity Date for purposes of renewing the Loans for an additional year thereafter.

                                   ARTICLE 3
                              CONDITIONS OF LENDING

         Bank shall not be obligated to make the Loans, or issue any advance under the Revolving Loan or issue any Letter of Credit under the LOC Loan, unless at the time thereof the following conditions shall have been met:

         3.1 LLC Proceedings. All proper limited liability company proceedings shall have been taken by Borrower to authorize this Agreement and the transactions contemplated hereby.

         3.2 Documentation. All instruments and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Bank, and Bank shall have received on the date of this Agreement copies of all documents, including records of limited liability company proceedings, which it may have requested in connection therewith, including, without limitation, certified copies of resolutions adopted by the Member of the Borrower, certificates of good standing, and certified copies of the Articles of Organization and Operating Agreement, and all amendments thereto, of the Borrower.

         3.3 Loan Documents. Bank shall have received executed copies of all instruments evidencing or securing the Loan.

         3.4 No Default. No event shall have occurred or be continuing which constitutes an Event of Default or which would constitute an Event of Default with the giving of notice or the lapse of time or both; and neither the business nor assets nor the condition, financial or otherwise, of Borrower shall have been adversely affected in any material manner which is not reimbursed or otherwise paid for by applicable insurance as the result of any fire, explosion, accident, strike, riot, condemnation, act of God, or any other event or development.

         3.5 Reports. Bank shall have timely received all reports and information from Borrower called for under the Agreement.

         3.6 Payment of Fees. Payment by Borrower of all fees and expenses required by this Agreement.

         3.7 Opinion of Counsel. Bank shall have received on the date of this Agreement an opinion from counsel to Borrower satisfactory to Bank and with respect to such other matters relating to the transactions contemplated hereby as the Bank may reasonably request.

         3.8 Incumbency Certificate. Bank shall have received an incumbency certificate, dated as of the date of this Agreement, executed by the President, Senior Vice President or Chief Financial Officer (as applicable) of Borrower, which shall identify by name and title and bear the signature of the officer of such Borrower authorized to sign this Agreement and the other Loan Documents on behalf of the Borrower. The Bank shall be entitled to rely upon such incumbency certificate in completing the transactions contemplated herein or in any Loan Document and in all its other dealings with Borrower.

         3.9 Material Adverse Changes. As of the Closing Date, there shall be no material adverse change in the credit or financial condition of Borrower. If any action, voluntary or otherwise, is commenced under any bankruptcy, insolvency, reorganization or similar laws by or against the Borrower or any general partner or affiliate of any of the Borrower, or any person that owns or controls (as defined in the laws and regulations applicable to Bank), any of the foregoing, or if any property owned by the Borrower becomes subject to any foreclosure, levy, execution to satisfy indebtedness or similar action, or if the Borrower or any partner or affiliate of any of the Borrower is in default under any other indebtedness (other than ordinary trade payables not exceeding $50,000 in the aggregate and not more than 30 days past due), the Bank shall not be obligated to close either of the Loans. It is a condition to closing that, as of the Closing Date, there shall have occurred no change in applicable law or regulations or interpretations thereof which would make it illegal for the Bank to perform its obligations pursuant to the Loan Commitment or which would have a material adverse effect on the Bank in the event that the transactions contemplated by the Loan Commitment were to be consummated (which lien must be satisfied on the closing date).

         3.10 Lien Search. Bank shall have received a report from the Florida Secured Transaction Registry (or similar division) indicating that there are no Liens against the Collateral.

         3.11 Disbursement Authorization. Borrower shall have delivered to Bank such disbursement authorizations, draw requests, and other documents and writings as Bank shall have requested evidencing Borrower's request for disbursement of funds.

         3.12 Guarantor Loan. It is acknowledged that as a condition to the execution of the Original Loan Agreement and the funding of the Loan, Guarantor's predecessor by merger and Bank simultaneously entered into that certain Loan Agreement by and between Guarantor's predecessor by merger and Bank in an amount not to exceed Fourteen Million Five Hundred Thousand and no/100 Dollars ($14,500,000.00) (the "Second Loan"). On each date subsequent to the Closing Date under this Agreement and as a condition to the receipt of any advances by Borrower from Bank, or Letters of Credit issued by Bank, pursuant to this Agreement, there may not be any defaults (beyond any applicable cure periods) under the Second Loan. Any defaults under the Second Loan not cured within the applicable cure period shall constitute a default under this Agreement as further provided herein, which default shall be deemed cured only upon curing the default under the Second Loan.

         3.13 Additional Documents. Bank shall have received such additional legal opinions, certificates, proceedings, instruments and other documents as the Bank or its counsel may reasonably request to evidence (i) compliance by the Borrower with legal requirements, (ii) the truth and accuracy, as of the date of this Agreement, of the representations of the Borrower contained herein, and
(iii) the due performance or satisfaction by the Borrower, at or prior to the date hereof, of all agreements required to be performed and all conditions required to be satisfied by the Borrower pursuant hereto, including, without limitation, all such matters as are listed on preliminary closing checklist issued by Lender and furnished to Borrower.

         3.14 Remainder Schedule 3.14 sets forth any matters in this Article 3 which have not been satisfied as of the execution of this Loan Agreement.

                                   ARTICLE 4
                                SECURITY FOR LOAN

         4.1 Security. The Loan and each Note shall be secured by the limited guarantee of the Loan by the Guarantor, which will be secured by a second priority limited security interest in Guarantor's limited liability company interests as a member of Borrower, pursuant to that certain

Amended and Restated Pledge Agreement of even date herewith (the "Pledge Agreement"), subject to the lien of the Second Loan.

         The Guarantor agrees to execute and deliver, or cause the execution and delivery of, such non-recourse, except with respect to the Collateral, and security agreements, assignments, guaranties, consents, subordination agreements, and financing statements as may be required by Bank to evidence such security, all non-recourse, except with respect to the Collateral, and in form reasonably satisfactory to Bank.

         4.2 Limited Guaranty. Notwithstanding any other provision of this Loan Agreement, Guaranty or the Pledge Agreement to the contrary, it is understood and agreed that the Guarantor shall not be personally liable for the payment of the obligations expressed in this Loan Agreement, the Limited Guaranty, Pledge Agreement or any other Loan Document. Nothing in this paragraph, however, shall in any way limit or impair the Lender from pursuing any and all of its rights and remedies against the Pledged Collateral under the Pledge Agreement (provided that no deficiency judgment or any personal monetary liability shall be entered or sought against the Guarantor).

                                   ARTICLE 5
                REPRESENTATIONS, WARRANTIES AND GENERAL COVENANTS

         Borrower represents, warrants and covenants to and with Bank, which representations, warranties and covenants shall survive until the Obligations are paid in full, that:

         5.1 Organization and Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida; has the power to own its properties and to carry on its business as now being conducted; and is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned by it or in which the transaction of its business makes its qualification necessary.

         5.2 Power and Authorization. Borrower has full power and authority to enter into this Agreement, to borrow hereunder, to execute and deliver the Notes and the other Loan Documents and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary action.

         5.3 Enforceability. This Agreement and each of the other Loan Documents constitute, and each Note when executed and delivered for value received will constitute, a valid and legally binding obligation of Borrower enforceable in accordance with their respective terms and will not violate, conflict with, or constitute any default under any law, government regulation, Borrower's Articles of Organization or Operating Agreement, or any other agreement or instrument binding upon Borrower, subject to bankruptcy and insolvency laws, equitable principles and requirements as to commercial reasonableness or good faith.

         5.4 Pending Actions. As of the Closing Date, Borrower is not a defendant, or a plaintiff against whom a counterclaim or crossclaim has been asserted, in any civil or criminal action, suit or litigation, and no action or investigation is pending or, so far as Borrower's officers and directors know, threatened before or by any court or administrative agency which might result in any material adverse change in the financial condition, operations or prospects of Borrower.

         5.5 Financial Statements. The financial statements of Borrower dated September 30, 2001 heretofore delivered to Bank and all other financial statements and reports furnished by Borrower to Bank are complete and correct and fairly present the financial condition of Borrower and the results of its operations and transactions as of the dates and for the periods referred to and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. There are no material liabilities, direct or indirect, fixed or contingent, of Borrower as of the date of such financial statements which are not reflected therein or in the note(s) thereto. Neither said financial statements nor any other financial statements, reports, and information furnished by Borrower to Bank contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has failed to disclose to Bank in writing which materially affects adversely or, so far as Borrower can now foresee, will materially affect adversely the Collateral, business, prospects, profits or condition (financial or otherwise) of Borrower or the ability of Borrower to perform this Agreement. It is agreed that financial statements provided to the Bank pursuant to this Agreement will be consolidated financial statements of Guarantor provided to Borrower by Guarantor or provided directly to Bank by Guarantor on behalf of Borrower.

         5.6 Title to Properties. Borrower has good and marketable title to all of its assets, (to the extent owned), subject to matters now or hereafter existing.

         5.7 Taxes. Borrower has filed all federal, state and local tax returns which are required to be filed and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by Borrower, including, without limitation, all applicable federal, state, and local employee withholding taxes.

         5.8 Title to Collateral. Guarantor is the sole owner of the Collateral free from any adverse Liens, security interests or other encumbrances. Borrower shall defend, or shall cause Guarantor to defend, the Collateral against all claims and demands of all other parties who at any time claim any interest in the Collateral.

         5.9 Place of Business. Borrower's chief executive office is located at 7777 Glades Road, Suite 410, Boca Raton, Florida 33434, and it has not changed the location of its chief executive office within the last three (3) years.

         5.10 Full Disclosure. All information furnished by Borrower and Guarantor to the Bank concerning the Borrower, its financial condition, the Collateral, or otherwise for the purpose of obtaining credit or an extension of credit, is, or will be at the time the same is furnished, accurate and correct in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the subject matter.

         5.11 Borrower's Name. Other than the name change resulting from the merger of Levitt to Levitt and Sons, Inc., with and into Levitt and Sons, LLC, Borrower has not otherwise changed its name or been known by any other name within the last five (5) years. Borrower does not now use nor has it ever used any trade or fictitious name in the conduct of its business.

         5.12 Existing Debt. Borrower is not in default with respect to any of its existing Debt or with respect to any material agreement to which Borrower is a party which would have a material adverse effect on its ability to pay the Loans.

         5.13 Insolvency. Borrower is now and, after giving effect to the transactions contemplated hereby, at all times will be, Solvent.

         5.14 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those listed in Schedule 5.14.

         5.15 Environmental Matters. To the best of Borrower's knowledge and belief, Borrower is in compliance with all Environmental Regulations and with all other federal, state and local laws and regulations relating to the environment and pollution, including such laws and regulations regulating hazardous, radioactive and toxic materials and underground petroleum products storage tanks. No assessment, notice of (primary or secondary) liability or notice of financial responsibility, and no notice of any action, claim, investigation, proceeding, or inquiry to determine such liability or responsibility, or the amount thereof, or to impose civil penalties has been received by Borrower, and there are no facts, conditions or circumstances known to Borrower which could result in any investigation or inquiry if all such facts, conditions, and circumstances, if any, were fully disclosed to the applicable governmental authority other than for which remediation will occur to the extent required. Borrower has paid any environmental excise taxes due and payable, including without limitation, those imposed pursuant to Sections 4611, 4661, or 4681 of the Internal Revenue Code of 1986, as amended from time to time. Borrower has not obtained and is not required to obtain any permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with its business by reason of any Environmental Regulations. No oil, toxic or hazardous substances or solid wastes have been disposed of or released by Borrower in connection with the operation of its business in violation of law and Borrower will not dispose of or release oil, toxic or hazardous substances or solid wastes at any time in its operation of its business in violation of law (the terms "hazardous substance" and "release" shall have the meanings specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the terms "solid waste" and "disposal," "dispose" or "disposed" shall have the meanings specified in the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), except that if such acts are amended to broaden the meanings thereof, the broader meaning shall apply herein).

         5.16 Ownership. All limited liability company interests in and to the Borrower are owned by Guarantor. There are no outstanding warrants, options, or rights to purchase any interest in Borrower, nor does any Person (other than the Bank) have a Lien upon any of the limited liability company interests and to of Borrower.

         5.17 Labor Relations. Neither Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no material grievances, disputes or controversies with any union or any other organization of Borrower's employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

         5.18     Intentionally Omitted.

         5.19 Partnerships. Except as shown in Schedule 5.19, as of the Closing Date, Borrower is not a partner or joint venturer with any other Person or a participant in any business enterprise other than its own for which it is generally liable, nor does Borrower have any contingent liabilities of any description other than as indicated in the financial statements heretofore delivered to Bank.

         5.20 Surety Obligations. As of the Closing Date, Borrower is not obligated as guarantor, surety or indemnitor under any indemnity, guaranty, surety or similar bond or other contract issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person, except as shown on Schedule 5.20.

         5.21 No Approval. No authorization or approval or other action by, and no notice to or filing with, any federal, state, or local government body, agency, or authority is required for the due execution, delivery, and performance by Borrower of this Agreement, the Note(s), or the Loan Documents.

         5.22 Racketeering. Borrower is not engaged in any activity that might constitute a pattern of racketeering activity or in any other conduct that might subject all or a material portion of Borrower's assets to forfeiture.

         5.23 Patents, Trademarks, Copyrights and Licenses. Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights and licenses necessary for the present and planned future conduct of its business without any known conflict with the rights of others.

         5.24 Representations True. No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                                    ARTICLE 6
                                GENERAL COVENANTS

         Borrower agrees and covenants that until the Obligations have been paid in full and until the Bank has no further obligation to make advances under the Revolving Loan, or to issue Letters of Credit under the LOC Loan, Borrower shall:

         6.1 Insurance. Maintain insurance with insurance companies reasonably satisfactory to Bank on such of its properties, in such amounts and against such risks as is customarily maintained in similar businesses operating in the same vicinity, and shall file with Bank upon request, from time to time, a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof, and the properties and risks covered thereby, and, within 30 days after notice in writing from Bank, shall obtain such additional insurance as Bank may reasonably request. The Borrower shall furnish to the Bank insurance certificates, in form and substance reasonably satisfactory to the Bank, evidencing compliance by it with the terms of this Section and, upon the request of the Bank at any time, the Borrower shall furnish the Bank with photostatic copies of the policies required by the terms of this Section. The Borrower will cause each insurer under each of the policies to agree (either by endorsement upon such policy or by letter addressed to the Bank) to give the Bank at least 10 days, prior written notice of the cancellation of such policies in whole or in part or the lapse of any coverage thereunder. Borrower agrees that it will not take any action or fail to take any action which action or inaction would result in the invalidation of any insurance policy required hereunder. At least 10 days prior to the date the premiums on each such policy or policies shall become due and payable, the Borrower shall furnish to the Bank evidence of the payment of such premiums. Borrower shall furnish to the Bank such evidence of insurance as Bank may require.

         6.2 Limited Liability Company Existence; Qualification. Maintain its limited liability company existence and, in each jurisdiction in which the character of the property owned by it or in which the transaction of its business makes its qualification necessary, maintain good standing.

         6.3 Taxes. During each fiscal year, accrue all current tax liabilities of all kinds, all required withholding of income taxes of employees, all required old age and unemployment contributions, all required payments to employee benefit plans, and pay the same when they become due.

         6.4 Compliance with Laws. Comply with all Applicable Laws, including, without limitation, Environmental Regulations, and pay all taxes, assessments, charges, claims for labor, supplies, rent, and other obligations in the ordinary course of business, subject to Borrower's right to challenge such obligations. Specifically, Borrower shall pay, or shall cause Guarantor to pay, when due all taxes and assessments upon the Collateral, this Agreement, the Notes, or any Loan Document, including, without limitation, any stamp taxes or intangibles taxes imposed by virtue of the transactions outlined herein.

         6.5 Financial Statements. Furnish to Bank for each fiscal quarter and each fiscal year financial statements including a statement of financial condition as of the end of such quarter or year, and statements of income, statements of cash flows and statement of changes in shareholders' equity for such quarter or year, setting forth in each case in comparative form the figures for the previous fiscal quarter or year, all in accordance with GAAP consistently applied and consistent with those applied in the preparation of the financial statements delivered to the Bank in connection with the Loan Commitment, and in the case of the annual statements, accompanied by an audit report of independent certified public accountants of recognized standing, selected by the Guarantor and satisfactory to the Bank, which audit report shall be prepared in accordance with the standards established by the American Institute of Certified Public Accountants. The quarterly financial statements shall be furnished within sixty (60) days following the end of each fiscal quarter of the Guarantor, and the annual statements shall be furnished within one hundred twenty (120) days following the end of each fiscal year of the Guarantor. Within sixty (60) days after the end of each of the quarters of each fiscal year of the Guarantor, Guarantor shall furnish to Bank a certificate of the president or the chief financial officer of the Guarantor, in the form of Exhibit "G" hereto, (a) certifying that to the best of his knowledge no default with respect to the Loan has occurred and is continuing, or if a default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) containing computations demonstrating compliance with the financial covenants contained in this Agreement.

         6.6 Visits and Inspections. Permit persons designated by Bank to inspect any and all of the property and corporate and financial books and records of Borrower and to discuss its affairs with its officers and employees at such reasonable times as Bank shall request and furnish Bank with such miscellaneous information of Borrower as it may reasonably request.

         6.7 Payments on Notes. Duly and punctually pay the principal and interest on the Notes, in accordance with the terms of this Agreement and of the Notes, and pay all other Debt of Borrower reflected on the financial statements delivered to Bank and referred to in Sections 5.5 and 6.5 hereof and all other Debt incurred after the date hereof in accordance with the terms of such Debt, it being understood, however, that this Section shall not be deemed to permit any Debt in violation of the provisions of Sections 7.1 and 7.2 hereof.

         6.8 Conduct of Business. Conduct its business as now conducted and do all things necessary to preserve, renew and keep in full force and effect its rights, privileges and franchises necessary to continue its business as same exists from time to time. The parties agree that Borrower shall have the right to own, operate, build, develop and invest in any real estate related business (whether directly or indirectly), including, but not limited to, ownership, lease or financing of property or interests in entities.

         6.9 Maintenance of Properties. Keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needed and proper repairs, renewals, replacements, additions, and improvements thereto as determined to be necessary by Borrower in the ordinary course of its business.

         6.10 Additional Documents. Join the Bank in executing any security agreements, assignments, consents, financing statements or other instruments, in form satisfactory to the Bank, as the Bank may from time to time request in connection with the Collateral and the other security for the Loan referred to in Section 4.1 hereof.

         6.11 Notice to Bank. Promptly notify the Bank of (i) any event causing a material loss or depreciation in value of the Collateral and the amount of such loss or depreciation, (ii) if Borrower becomes aware of the occurrence of any Event of Default or of any fact, condition or event that, with the giving of notice or passage of time, or both, could become an Event of

Default or of the failure of the Borrower to observe any of its undertakings hereunder, or (iii) any material lawsuit involving Borrower.

         6.12     Subordination of Debt. The term "Specified Loans" shall mean
(i) any loans described in Schedule 6.12 (including any renewals or extensions thereof), and (ii) any future loans or letters of credit issued in connection with the Authorized Business and any future real estate acquisition, development or construction loans each of which is obtained from BankAtlantic, FSB in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's-length transaction with an institutional lender who is not an Affiliate of Borrower, all documents or instruments executed in connection with any extension of credit to Borrower by BankAtlantic, FSB. The Specified Loans shall not be subordinate to the Loan. Any loan made by BankAtlantic, FSB to Borrower which is not a Specified Loan shall be subordinated to the Loan by a subordination agreement reasonably satisfactory in form and substance to the Bank, executed by Borrower and BankAtlantic, FSB, subordinating in right of payment and claim all Debt owed by Borrower to BankAtlantic, FSB and any future advances thereon to the full and final payment of the Obligations.

         Upon the written request of Borrower specifying the terms and conditions of any proposed loan, the Bank shall provide written notice to Borrower confirming that the loan in question being made from BankAtlantic, FSB to the Borrower is, or is not, in Bank's opinion, required to subordinate to the Loan and setting forth the basis for such opinion if Bank believes that such loan is required to be subordinated to the Loan.

         6.13 Collection of Accounts. Pursue collection of all amounts due Borrower by others, including Affiliates of Borrower, as Borrower determines in its reasonable business judgment.

         6.14 Auditors; Insurance Representatives and Agents. Furnish the Bank with a copy of each letter written to the Borrower by its independent certified public accountant concerning internal controls and management review immediately upon receipt of same and any comments made by the Borrower with respect thereto.

         6.15 Bank Accounts. Maintain its principal bank accounts with the Bank or another bank approved by the Bank (recognizing that BankAtlantic, FSB, Comerica Bank and Bank of America are approved by Bank).

         6.16 Business Records. Keep, and cause each Subsidiary to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.

         6.17 Financial Covenants. Maintain at all times that this Agreement is in effect the following:

                  (a) total Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000.00).

                  (b) a ratio of total Debt to Tangible Net Worth of not more than 3.00:1.00.

         6.18 First Right to Finance: Borrower agrees it shall provide to the Bank the first right to finance (on the same terms then applicable to similar credit extensions by the Bank) any land or lot acquisition or development or residential construction undertaken by the Borrower or any Subsidiary of the Borrower during the term of the Loan (excluding any existing financing commitments and loans or refinancing thereof). If Bank has not agreed to provide financing (subject to the Bank's normal and customary terms and conditions then applicable to similar credits) within ten (10) business days after receiving a loan request and the related materials normally required in the Bank's commitment underwriting process, Bank shall be deemed to have waived its option to finance pursuant to this Section 6.18. Land acquisition and/or development loans furnished by the Bank pursuant to this Section 6.18 will accrue interest at a per annum rate equal to one half percent (.50%) above the Prime Rate and will require the Borrower to pay a loan fee equal to one percent (1.00%) of the loan amount for a loan term not to exceed thirty six (36) months. Revolving construction loans furnished by the Bank pursuant to this Paragraph will accrue interest at a per annum rate equal to one half percent (.50%) above the Prime Rate and will require the Borrower to pay an annual loan fee equal to one half percent (0.50%) of the maximum outstanding balance of the revolving construction line of credit. With respect to any revolving construction loan for completion of dwelling units that closes concurrently with a land acquisition and/or development loan secured by the same property, the annual fee described above will not be imposed until the earlier of either (a) the first loan advance thereunder or (b) nine (9) months after closing.

         6.19 Most Favorable Financial Covenants. Borrower agrees that it shall inform Bank of any current financial covenants which it may have entered into with any other lender, bank, or credit facility which may be more favorable to such lender, bank, or credit facility, and shall agree to execute documents or otherwise provide to Bank the same financial covenants or the benefits of such financial covenants.

         6.20 Filings. Deliver to Bank a copy of any filings with any governmental body, agency or authority which regulates Borrower's business other than routine filings to maintain the good standing of Borrower, filings regarding zoning issues, or filings in the ordinary course of Borrower's Authorized Business.

                                   ARTICLE 7
                               NEGATIVE COVENANTS

         Until the Obligations have been repaid and satisfied in full and until the Bank has no further obligation to make advances under the Revolving Loan, or to issue Letters of Credit under the LOC Loan, without the prior written consent of Bank, the Borrower shall not:

         7.1      INTENTIONALLY DELETED.

         7.2      INTENTIONALLY DELETED

         7.3      INTENTIONALLY DELETED

         7.4 Affiliate Transactions. Purchase, acquire or lease property from, or sell, transfer or lease any inventory, materials, goods, equipment, assets, rights or property to, any Affiliate of Borrower, except in the ordinary course of Borrower's business and under terms and conditions which would apply if disinterested parties were involved.

         7.5      INTENTIONALLY DELETED.

         7.6      INTENTIONALLY DELETED.

         7.7      INTENTIONALLY DELETED.

         7.8      INTENTIONALLY DELETED.

         7.9      INTENTIONALLY DELETED.

         7.10     INTENTIONALLY DELETED.

         7.11     INTENTIONALLY DELETED.

         7.12 Adverse Transactions. Enter into any transaction, or permit any Subsidiary to enter into any transaction, which materially and adversely affects or may materially and adversely affect Borrower's ability to repay the Obligations.

         7.13     INTENTIONALLY DELETED.

         7.14     INTENTIONALLY DELETED.

         7.15     INTENTIONALLY DELETED.

         7.16 Subordinated Debt. Make any payment (principal or interest) with respect to Subordinated Debt, or with respect to any Debt that would be Subordinated Debt but for the absence of a subordination agreement in effect with respect thereto during any period an Event of Default remains in effect, except that Borrower shall be entitled to make payments with respect to such Debt during such time as no Event of Default exists hereunder.

                                    ARTICLE 8
                                SECURITY INTEREST

         8.1 Security Interest. As security for the payment of the Loans, including any extensions or renewals or changes in form of the Loans, any Overadvances, and all costs and expenses of collection thereof, including, without limitation, attorneys' fees, Borrower will cause Guarantor to enter into the Pledge Agreement of even date herewith, whereby Guarantor has assigned to Bank and granted to Bank a security interest in and Lien upon the Collateral.

                                    ARTICLE 9
                       EVENTS OF DEFAULT; CERTAIN REMEDIES

         9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

                  (a) Payment Default. If Borrower shall fail to make any payment of any installment of principal or interest on the Notes within ten (10) days as the same shall become due and payable, whether at stated maturity, upon expiration of the Commitment Period, by declaration, upon acceleration, or otherwise; or

                  (b) Fees and Expenses. If Borrower shall fail to pay when due any expense, fee or charge provided for in this Agreement and such failure shall continue for a period of ten (10) days; or

                  (c) Other Defaults. If Borrower shall fail or neglect to perform, keep or observe, or shall default with respect to, any covenant, agreement or provision contained in this Agreement (other than a covenant, agreement or provision a default in the performance of which is dealt with specifically elsewhere in this Section 9.1 or in Section 6.17); which default is not cured within twenty (20) days after written notice from Bank to Borrower, provided if same cannot reasonably be cured within twenty (20) days and Borrower commences to cure within twenty (20) days and proceeds diligently to complete the cure, such cure period shall be extended to the earlier of actual cure or ninety (90) calendar days; or

                  (d) Representations False. If any warranty, representation, or other statement made or furnished to Bank by or on behalf of Borrower or Guarantor or in any of the Loan Documents proves to be false or misleading in any material respect when made or furnished.

                  (e) Financial Difficulties. If the Borrower shall be involved in financial difficulties as evidenced:

                           (i)      by its admission in writing of its inability
to pay its debts generally as they become due or of its ceasing to be Solvent;

                           (ii)     by its filing a petition in bankruptcy or
for reorganization or for the adoption of an arrangement under the U.S. Bankruptcy Code (as now or in the future amended) or any similar law regarding debtors rights and remedies or an admission seeking the relief therein provided;

                           (iii)    by its making a general assignment for the
benefit of its creditors;

                           (iv)     by its consenting to the appointment of a
receiver for all or a substantial part of its property;

                           (v)      by its being adjudicated a bankrupt;

                           (vi)     by the entry of a court order appointing a
receiver or trustee for all or a substantial part of its property without its consent, which order shall not be vacated, set aside or stayed within ninety
(90) days from the date of entry; or

                           (vii)    by the assumption of custody or
sequestration by a court of competent jurisdiction of all or substantially all of its property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception; or

                  (f) Cancellation of Guaranty. If Guarantor shall be in default under or breach the terms of its Amended and Restated Limited Guaranty Agreement between the Bank and Guarantor of this Loan; or

                  (g) Other Documents and Other Obligations. If a default or event of default or breach occurs under: (i) any Loan Document (other than the breaches enumerated in other subsections of this Section 9.1), or under or with respect to any of the Obligations; or (ii) under any other note, evidence of indebtedness, loan agreement, security agreement, guaranty, pledge, mortgage, assignment, security document or lease to which the Borrower is a party, and such default or breach is not cured within 30 days after notice of such default is given to Borrower or any longer applicable cure period; or

                  (h) Judgments. If a final judgment for the payment of money in excess of $1,000,000 shall be rendered against the Borrower and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, unless such judgment is fully covered by collectible insurance; or

                  (i) Actions. If Borrower or Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of the Borrower or such Guarantor; or

                  (j) Adverse Changes. There shall occur any material adverse change in the financial condition or business prospects of Borrower in violation of Section 6.17; or

                  (k) Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of Borrower for a period which significantly affects Borrower's capacity to continue its business, on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower which is necessary to the continued or lawful operation of its business; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or

                  (l)      INTENTIONALLY DELETED.

                  (m) Change in Management. If Elliott Wiener shall not, for any reason, be actively serving as an executive officer of the Borrower or shall for any reason devote less than a sufficient (in the reasonable opinion of the Bank) amount of his business time to the business and affairs of the Borrower and its subsidiaries and a suitable replacement (based on business experience and background) acceptable to the Bank, in its reasonable discretion, has not been retained within 30 days thereafter, the Loan shall be deemed in default. John E. Abdo and Alan Levan are each preapproved as a substitute executive officer and manager for Elliot Wiener provided that upon such substitution said individual shall devote a sufficient (in the reasonable opinion of the Bank) amount of his business time to the business and affairs of the Borrower and its subsidiaries; or

                  (n) Subordination Agreements. If a breach or default shall occur with respect to any required subordination agreement executed by any creditor of Borrower in favor of Bank (including any Affiliate); or

                  (o) Second Loan Default. If a breach or default shall occur with respect to any loan document (the "Second Loan Document") executed in connection the Second Loan not cured within the applicable cure period, provided any cure of such event of default shall cure the default in this Section; or

                  (p) Letter of Credit Drawn Upon. If any Letter of Credit is drawn upon for any reason whatsoever and the LOC Note is not repaid within 15 days of written demand.

         The Borrower agrees that default under any Loan Document or Second Loan Document not cured within the applicable cure period shall constitute default with respect to all Loan Documents and all Second Loan Documents and vice versa, and a cure of such event of default of the Loan Documents or Second Loan Documents shall cure such default under the Loan Documents and Second Loan Documents and vice versa.

         9.2 Remedies. Upon or at any time after the occurrence of any one or more of the foregoing Events of Default until cured and the cure accepted by Bank, Bank or the holder of the Notes may at its option (i) proceed to protect and enforce its rights by suit in equity, action at law and/or the appropriate proceeding either for specific performance of any covenant or condition contained in the Notes or in any Loan Document, (ii) terminate the Commitment Period and cease disbursing advances under the Revolving Note, (iii) refuse to issue any further Letters of Credit; and/or declare the unpaid balance of the Loans and Notes together with all accrued interest to be forthwith due and payable, and thereupon such balance shall become so due and payable without further presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived.

         The Borrower shall pay the Bank on demand any and all expenses, including legal expenses and reasonable attorneys' fees, incurred or paid by the Bank in protecting or enforcing the Loans and all other Obligations to and other rights of the Bank hereunder to the extent Bank is the prevailing party.

         The Bank shall not be liable for failure to enforce any contract rights or for any action or omission on the part of the Bank, its officers, agents and employees, except willful misconduct or gross negligence. No remedy herein conferred upon, or reserved to, the Bank is intended to be exclusive of any other remedy or remedies, including those of any note or other evidence of Debt held by the Bank, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity. Exercise or omission to exercise any right of the Bank shall not affect any subsequent right of the Bank to exercise the same.

         Borrower waives any bond or security that might be required by any court prior to allowing Bank to exercise any of Bank's remedies.

         The Borrower agrees that the Bank may apply the net proceeds received from the Collateral among the Loans and the Obligations toward satisfaction of the same in its sole discretion. Any such proceeds remaining after satisfaction in full of the Loans, the Obligations, and the other obligations and liabilities of the Borrower to the Bank shall be distributed as required by Applicable Laws.

         9.3 Right of Set-Off. Upon and after the occurrence of any Event of Default until cured, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by Applicable Laws, and without advance notice to Borrower (any such notice being expressly waived by Borrower), set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Loans and Obligations and other liabilities and obligations of Borrower now or hereafter existing whether or not such obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Loans and Obligations and other liabilities and obligations, including, without limitation, any acceleration rights. The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant. Bank agrees to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 Indemnification. Borrower agrees to defend, indemnify and hold harmless the Bank, its directors, officers, employees, accountants, attorneys, and agents (the "Indemnitees"), from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses (including attorneys' fees and costs of court) of any kind whatsoever arising out of or relating to any breach or default by Borrower or under this Agreement or any Loan Document or the failure of Borrower to observe, perform or discharge Borrower's duties hereunder or thereunder. Without limiting the generality of the foregoing, Borrower's obligation to indemnify Bank shall include indemnity from any and all claims, demands, judgments, damages, actions, causes of action, injuries, orders, penalties, costs and expenses arising out of or in connection with the activities of the Borrower, its predecessors in interest, third parties who have trespassed on Borrower's property, or parties in a contractual relationship with Borrower, whether or not occasioned wholly or in part by any condition, accident or event caused by an act or omission of the Indemnitees, which: (a) arise out of the actual, alleged or threatened discharge, dispersal, release, storage, treatment, generation, disposal, or escape of radioactive materials, radioactivity, pollutants or other toxic or hazardous substances, including any solid, liquid, gaseous, or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, and waste (including materials to be recycled, reconditioned or reclaimed); or
(b) actually or allegedly arise out of the use, specification, or inclusion of any product, material, or process containing chemicals or radioactive material, the failure to detect the existence or proportion of chemicals or radioactive material in the soil, air, surface water or groundwater, or the performance or failure to perform the abatement of any pollution source or the replacement or removal of any soil, water, surface water, or groundwater containing chemicals or radioactive material; or (c) arises out of or relates to breach by Borrower of any of the provisions of Section 5.15 hereof relating to Environmental Regulations. In addition, Borrower will indemnify and hold Bank harmless from and against any liability, claim, cost or expense incurred by Bank or imposed against Bank for any stamp tax, intangible tax, or other tax, fee or charge imposed by any governmental entity arising out of or relating to the Notes or this Agreement or the transactions anticipated herein.

                                   ARTICLE 11
                        COSTS AND EXPENSES; MISCELLANEOUS

         11.1 Costs of Preparation; Brokers Fees. Borrower shall bear all expenses of the Bank in connection with the Loans and with the investigation, review and approval of this transaction, the preparation of the Agreement and the Loan Documents, and the issuance and delivery of the Notes to Bank and also in connection with any amendment or modification thereto, and the administration thereof, including, without limitation, (i) all reasonable legal fees, expenses and disbursements and other actual third-party expense reimbursements incurred or sustained by Bank in connection with this transaction, (ii) all reasonable travel, appraisal, audit, search and filing fees incurred or sustained by Bank in connection with this transaction (other than administrative expenses); (iii) all recording and filing fees, intangibles taxes, documentary and revenue stamps, other taxes or other expenses and charges payable in connection with this Agreement, the Notes or any Loan Document and (iv) all reasonable costs and expenses (including fees and expenses of outside consultants) related to the transactions contemplated hereby and thereby and/or periodic audits and appraisals performed by Bank. The Borrower agrees to indemnify and save Bank harmless against all broker's and finder's fees, if any.

         11.2 Other Costs and Expenses. If, at any time or times hereafter, whether before or after the occurrence of an Event of Default, the Bank employs counsel to advise or provide other representation with respect to this Agreement or any Loan Document, or to collect the balance of the Loans, or to take any action in or with respect to any suit or proceeding relating to this Agreement or any of the Loan Documents, or to protect, collect, or liquidate the Collateral or to attempt to enforce any security interest or Lien granted to the Bank by Borrower; then in any such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto to the extent the Bank is the prevailing party, shall constitute additional obligations of Borrower payable on demand of the Bank.

         11.3 Legal Counsel. Borrower acknowledges and agrees that legal counsel to Bank does not represent Borrower as Borrower's attorney, that Borrower has retained (or has had an opportunity to retain) counsel of its own choice and has not and will not rely upon any advice from Bank's counsel. In no event shall Borrower's reimbursement of expenses pursuant to this Agreement (even if effected by payment directly by Borrower to Bank's counsel) be deemed to establish any attorney-client relationship between Borrower and Bank's counsel.

         11.4 No Waiver. No waiver of any Event of Default hereunder, and no waiver of any default or Event of Default under any other Loan Document shall extend to or shall affect any subsequent or other then existing default or shall impair any rights, remedies or powers of Bank. No delay or omission of Bank or any subsequent holder of the Notes to exercise any right, remedy, power or privilege hereunder after the occurrence of such default or Event of Default shall be construed as a waiver of any such default, or acquiescence therein.

         11.5 Headings. Except for the definitions set forth in Section 1, the headings of the articles, sections, paragraphs and subdivisions of this Agreement are for convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

         11.6 Marshalling of Assets; Payments Set Aside. Bank shall be under no obligation to marshall any assets or securities in favor of Borrower or any Guarantor or any other Person or against or in payment of any or all of the Obligations. To the extent that any sum credited against the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

         11.7 Survival of Covenants. All covenants, agreements, representations and warranties made herein and in certificates or reports delivered pursuant hereto shall be deemed to have been material and relied on by Bank, notwithstanding any investigation made by or on behalf of Bank, and shall survive the execution and delivery to Bank of any Notes or Loan Document.

         11.8 Addresses. Any notice or demand which by any provision of this Agreement is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes by (i) being delivered in person to the party to whom the notice or demand is directed or (ii) by being sent as first class mail, postage prepaid, in either event to the following address: If to Borrower, 7777 Glades Road, Suite 410, Boca Raton, Florida 33434; or if any other address shall at any time be designated by Borrower in writing to the holders of record of the Note(s) at the time of such designation to such other address; and if to Bank, 200 Ohio Savings Plaza, 1801 East Ninth Street, Cleveland, Ohio 44114, Attention: Corporate Lending Department, Mr. Ralph Kirk; or if any other address shall at any time be designated in writing to Borrower, to such other address. Notwithstanding the foregoing, no notice shall be effective as to Bank until actually received by Bank. Any written notice that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice is actually received by the noticed party.

         11.9 Venue and Jurisdiction. The parties agree that any legal action brought by the Bank to collect the Loans or any Obligation or to assert any claim by or against Borrower under any Loan Document, or any part thereof, shall be brought in any court in the State of Florida having subject matter jurisdiction, waives its right to object to any such action on grounds it is brought in the improper venue, and irrevocably consents that any legal action or proceeding against it under, arising out of, or in any manner relating to the Loans, the Obligations, or any Loan Document shall be brought in the Circuit Court of Palm Beach County, Florida, or in the U.S. District Court for the Southern District of Florida. Borrower, by the execution of this Agreement, expressly and irrevocably assents and submits to the personal jurisdiction of any such court in any such action or proceeding. Borrower consents to the service of process relating to any such action or proceeding by mail to the address set forth in this Agreement.

         11.10 Continuing Obligation; Benefits. This Agreement, and each and every provision hereof, is a continuing obligation and shall (i) be binding upon the Borrower and the Bank, their successors and assigns, and (ii) inure to the benefit of and be enforceable by the Borrower and Bank and their successors and assigns; provided, that the Borrower may not assign all or any part of this Agreement without the prior written consent of Bank, which consent may be granted or withheld in the sole discretion of Bank.

         11.11 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida; provided, however, that if any of the Collateral shall be located in any jurisdiction other than Florida, the laws of such jurisdiction shall govern the method, manner and procedure for foreclosure of Bank's lien upon such Collateral and the enforcement of Bank's other remedies in respect of such Collateral to the extent that the laws of such jurisdiction are different from or inconsistent with the laws of Florida.

         11.12 Standard of Review. Except as otherwise provided herein, any document, writing or instrument required or permitted to be delivered to Bank under this Agreement shall be deemed satisfactory only if approved by Bank in the exercise of its reasonable discretion.

         11.13 Participation. Borrower acknowledges that Bank may, at its option, sell participation interests in the Loans to participating banks, subject to complying with FIRPTA. The amounts of any such participation shall be determined solely by the Bank. Borrower agrees with each present and future participant in the Loans, the names and addresses of which will be furnished to Borrower, that if an Event of Default should occur, each present and future participant shall have all of the rights and remedies of Bank with respect to any deposit due from any participant to Borrower. The execution by a participant of a participation agreement with Bank, and the execution by Borrower of this Agreement, regardless of the order of execution, shall evidence an agreement between Borrower and said participant in accordance with the terms of this Section. If Bank participates the Loan, Borrower shall only be required to make payment at one location and deal with a single service at any given time.

         11.14 Miscellaneous. This Agreement and the instruments and agreements referred to herein or called for hereby supersede and incorporate all representations, promises, and statements, oral or written, made by the Bank in connection with the Loans or in connection with the Original Loan Agreement. This Agreement may not be varied, altered, or amended except by a written instrument executed by an authorized officer of the Bank. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument. Any provision in this Agreement which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provisions hereof.

         11.15 Joint and Several Liability. All obligations of each Person named as Borrower shall be joint and several obligations of all such Persons. Each representation, warranty and covenant shall be deemed true and/or complied with, as the case may be, only (i) if true or complied with with respect to each separate entity constituting a Borrower taken on its own without reference to the other Borrower entities, and (ii) if true or complied with with respect to all entities constituting Borrower taken as a whole.

         11.16 General Waivers. To the fullest extent permitted by Applicable Law, Borrower waives, except as provided in the Loan Documents (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Bank on which Borrower may in any way be liable; (ii) any bond or security which might be required by any court prior to allowing Bank to exercise any of Bank's remedies, (iii) the benefit of all valuation, appraisement and exemption laws; (iv) any right Borrower may have upon payment in full of the Obligations to require Bank to terminate its security interest in the Collateral until the execution by Borrower of an agreement indemnifying Bank from any loss or damage Bank may incur as the result of dishonored checks or other items of payment received by Bank from Borrower and applied to the Obligations; and (v) notice of Bank's acceptance hereof or of any Loan Document.

         11.17 Maximum Interest. Regardless of any provision contained in this Agreement or any of the Loan Documents, in no event shall the aggregate of all amounts that are contracted for, charged or collected pursuant to the terms of this Agreement, the Notes or any of the Loan Documents, and that are deemed interest under Applicable Law, exceed the Maximum Rate. No provision of this Agreement or in any of the Loan Documents or the exercise by Bank of any right hereunder or under any Loan Document or the prepayment by Borrower of any of the Obligations or the occurrence of any contingency whatsoever, shall entitle Bank to charge or receive, or to require Borrower to pay, interest or any amounts deemed interest by Applicable Law (such amounts being referred to herein collectively as "Interest") in excess of the Maximum Rate, and all provisions hereof or in any Loan Document which may purport to require Borrower to pay Interest exceeding the Maximum Rate shall be without binding force or effect to the extent only of the excess of Interest over such Maximum Rate. Any Interest charged or received in excess of the Maximum Rate ("Excess"), shall be conclusively presumed to be the result of an accident and bona fide error, and shall, to the extent received by Bank, at the option of Bank, either be applied to reduce the principal amount of the Obligations or returned to Borrower. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate unaccrued interest, and no such interest will be collected by Bank. All monies paid to Bank hereunder or under any of the Loan Documents shall be subject to any rebate of unearned interest as and to the extent required by Applicable Law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Bank, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Bank, all interest at any time contracted for, charged or received from Borrower in connection with this Agreement shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Bank shall, to the maximum extent permitted under Applicable Law (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into the Notes and each Loan Document (whether or not any provision of this Section is referred to therein).

         11.18 Waiver of Right to Trial by Jury. Borrower and Bank hereby waive any right to trial by jury on any claim, counterclaim, setoff, demand, action or cause of action (a) arising out of or in any way pertaining or relating to this Agreement, the Notes, the Loan Documents, or any other instrument, document or agreement executed or delivered in connection with this Agreement or (b) in any way connected with or pertaining or related to or incidental to any dealings of the parties hereto with respect to this Agreement, the Notes, the Loan Documents, or any other instrument, document or agreement executed or delivered in connection herewith or in connection with the transactions related thereto or contemplated thereby or the exercise of either party's rights and remedies thereunder, in all of the foregoing cases whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise. Borrower and Bank agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between them shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

         IN WITNESS WHEREOF, each of the Borrower and the Bank has caused this instrument to be executed by its duly authorized officer and the Borrower has caused its seal to be affixed as of the date first above written.

Attest:                                 BORROWER:

                                        LEVITT AND SONS, LLC,
                                        a Florida limited liability company



                                        By:
                                           --------------------------------
                                        Name:
--------------------------------             ------------------------------
                                        Its:
                                            -------------------------------
                                                                     [SEAL]

                                        GUARANTOR:

                                        LEVITT COMPANIES, LLC, a Florida limited liability company



                                        By:
--------------------------------           --------------------------------
                                        Name: John E. Abdo
                                        Its:  President
                                                                     [SEAL]

                                        BANK:

                                        OHIO SAVINGS BANK



                                        By:
                                           --------------------------------
                                        Its:
                                            -------------------------------

                                  SCHEDULE 3.14
                                 REMAINING ITEMS

None.

                                  SCHEDULE 5.14
                                  SUBSIDIARIES

                                  SCHEDULE 5.19
                                  PARTNERSHIPS

                                  SCHEDULE 6.12
                             NON-SUBORDINATED LOANS

                                   EXHIBIT "G"
                             COMPLIANCE CERTIFICATE

Ohio Savings Bank
1801 East Ninth Street
Cleveland, Ohio  44114
Attention:  Corporate Lending Department
Mr. Ralph Kirk

Date of Report:                          _______________, 200_

For Month or Quarter Ended:              _______________, 200_

The undersigned officer(s) of Levitt and Sons, LLC, a Florida limited liability company hereby certify to you as follows:

         (1) We have reviewed the provisions of the Loan Agreement between Borrower and you, dated as of March _____, 2002 (the "Loan Agreement"), and we have caused to be made under our supervision a review of the activities of Borrower during the above referenced period with a view toward determining whether Borrower has kept, observed, performed, and fulfilled all of its obligations under the Loan Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Loan Agreement. To the best of our knowledge, Borrower has kept, observed, performed, and fulfilled each and every undertaking contained in the Loan Agreement and is not at this time in default in the observance or performance of any of the terms or conditions of the Loan Agreement, and no Event of Default has occurred and is continuing, and no event has occurred and is continuing that, with the giving of notice or the passage of time or both, would be an Event of Default, except as follows:________________________________________________________________________

________________________________________________________________________________

__________________________________________________________. Without limiting the generality of the foregoing, Borrower is Solvent as of the date hereof.

         (2) We further certify to you that no material adverse change has occurred in either the financial condition or the business of Borrower since the date of the Loan Agreement and that all representations and warranties set forth within the Loan Agreement are true as of the date hereof, except as follows:

         (3) During the period noted above, Borrower has not changed its name, its place of business, principal executive office, or has been surviving corporation in a merger, nor has it changed the places where the Collateral is located, except as follows: __________.

         Executed this _____________ day of _________, 2002.



                                        -----------------------------------
                                        Print Name:
                                                   ------------------------


                                        -----------------------------------
                                        Print Name:
                                                   ------------------------

                                        ON BEHALF OF LEVITT AND SONS, LLC,
                                        a Florida limited liability company